Exhibit 10.49

Guarantee Agreement

(This “Agreement”)

An Tong Nong Xin Bao Zi [2010322] No. 2

Lender: Tongye Credit Association of Anyang Rural Credit Cooperation Association

Guarantor:

Anyang Hubo Cement Co., Ltd

Linzhou Hongqiqu Electrical Carbon Co., Ltd

Wang Xinshun

Wang Xinming

Cheng Junsheng

In order to secure the earnest performance of the Cooperative Association Loan Agreement (No. An Tong Nong Xin Jie Zi [20100322] No. 2) signed between the Lenders and the Borrower: (Henan Shuncheng Group Coal Coke Co., Ltd) (hereinafter as “Primary Agreement”) and to secure the Lenders’ realization of the creditor’s rights, the Guarantors voluntarily agree to provide guarantees with nature of joint and several liabilities to secure the Borrower’s debt repayment to the Lenders under the Primary Agreement.  Based on relevant PRC laws and regulations and the consensus reached by the Parties after mutual negotiations, the Parties hereby reach this Agreement as follows:

1.	The Secured Principal Creditor’s Right

The secured principal creditors’ right is the RMB loan under the Primary Agreement disbursed by the Lenders to the Borrower, the principal of which, is RMB THIRTY MILLION ONLY (RMB 30,000,000); from March 22, 2010 to March 22, 2011; the monthly loan interest is 8.85‰.

2.	Scope Covered by the Guarantee

The scope of the guarantee covers all the principal debt under the Primary Agreement, including but not limited to, the principal, the interest, penalty interest, liquidated damages, damage awards, enforcement cost, appraisal cost, litigation and arbitration costs and any other expenses for the realization of the creditors’ rights.

3.	Modification of the Secured Primary Agreement

Where the Lenders and the Borrower reach any agreement to modify the deadline of the debt repayment under the Primary Agreement, the Guarantors agree to continue to undertake the joint and several guarantee liabilities.

4.	Guarantee Period

4.1	The guarantee period under this Agreement is 5 years after the deadline of the debt repayment as agreed in the Primary Agreement expires.

4.2
Where the Lenders terminate the Primary Agreement according to the provisions of the Primary Agreement or the stipulations of relevant laws, or declare to accelerate the maturity of debt under other situations as agreed in the Primary Agreement, the Guarantors agree to undertake the joint and several guarantee liabilities according to the Lenders’ requirement.  The guarantee period is 5 years since the date when the Lenders notify the Borrower to repay the debt.

4.3
Where the Lenders and the Borrower reach any extension agreement in respect to the deadline of the debt repayment under the Primary Agreement, the guarantee period shall be 5 years after the deadline of the debt repayment reappointed in the extension agreement passes.

5.	The Lenders’ Rights and Obligations

5.1
After the deadline of the principal debt repayment expires, where all or part of the creditors’ rights of the Lenders are not fulfilled, the Lenders have the right to require the Guarantors to undertake the guarantee liabilities according to this Agreement.

5.2
Where the Borrower and the Guarantors fail to perform any obligations under the Primary Agreement or under this Agreement, the Lenders have the right to accelerate the maturity of all the debt secured by this Agreement, and the Guarantors shall undertake the joint and several guarantee liabilities according to this Agreement.

5.3
Where the Guarantors fail to undertake the guarantee liabilities according to this Agreement, the Lenders has the right to forcibly and directly transfer or deduct the fund in any bank accounts of the Guarantors.

6.	The Guarantors’ Rights and Obligations

6.1	The Guarantors shall provide relevant documents and materials to prove their legal identities.

6.2	The Guarantors shall provide the Lenders the true, complete and effective financial statements and other relevant documents.

6.3	Where the Borrower fails to perform its obligations as agreed in the Primary Agreement, the Guarantors voluntarily agree to undertake their joint and several guarantee liabilities.

6.4	The Guarantors shall notify the Lenders in writing promptly under any of the following situations:

6.4.1	The Guarantors’ affiliation, top management personnel, articles of association or organization structure changes or adjusts.

6.4.2	The Guarantors suspend the production, close down the business, or the registrations of the Guarantors are cancelled or the business licenses of the Guarantors are revoked.

6.4.3	The Guarantors’ financial status deteriorates, or the Guarantors have great difficulties in the production and business, or have involved in significant litigation or arbitration proceedings.

6.4.4	The Guarantors modify their names, residential addresses, legal representatives, contact methods, etc.

6.4.5
The Guarantors changes their equity structure or business system, including but not limited to, contractual operation, leasing, shareholding system reform, joint operation, split-up, merger, asset transfer, or filling for suspending business for rectification, dissolution or bankruptcy.

6.5
During the guarantee period, the Guarantors shall not provide security to any third party that goes beyond their guarantee capabilities, shall not dispose any of its assets that will jeopardize their guarantee capabilities and shall not impair the Lenders’ rights and interests.

6.6
Where the Lenders accelerate the maturity of the debt according to laws or the Agreement, the Guarantors agree to undertake the join and several guarantee liabilities after receiving the early debt repayment notice.

6.7	The Guarantors have been well aware of the purpose of the loan obtained by the Borrower.

7.	Liability for Breach of Agreement

7.1
After this Agreement comes into effect, the Parties hereto shall strictly perform their obligations under this Agreement; where any Party fails to perform the obligations, the default Party shall be liable for breach of Agreement and compensate all the damages suffered by the counter Party arising therefrom.

7.2	Where this Agreement is held invalidated due the Guarantors’ fault, the Guarantors agree to compensate the damages of the Lenders subject to the scope of the guarantee.

7.3	Where the Guarantors make any false representation or statement in respect to Article 6.1, 6.2 and 6.4, the Guarantors shall compensate all the damages suffered by the counter Party arising therefrom.

8.	Effectiveness

This Agreement shall come into effect after it being signed and stamped by all the Parties.

9.	Dispute Settlement

Any dispute arising out from the performance of this Agreement shall be firstly negotiated by the Parties; if no agreement can be reached through the said negotiation, the said dispute will be settled by the second method:

1.	Arbitration: Submitted to Financial Arbitral Commission to conduct arbitration according to their arbitral rules. Arbitral decision is final and binding to both parties.

2.	Litigation: Governed by people’s court of lender’s place of domicile.

10.	Other Issues

Interests shall be settled monthly.

11.	Attachment

The attached document hereof are an integral part to this Agreement with same legal effects.

The attached documents includes:

a.

b.

12.	Supplementary Provisions

12.1
This Agreement is a supplemental Agreement subordinated to the Primary Agreement, however, it’s independent from the Primary Agreement as well; this Agreement shall not become invalid where the Primary Agreement is invalidated.  No matter whether the Primary Agreement is deemed completely or partially invalidated, it shall not affect the effectiveness of this Agreement and the liabilities of the Guarantors under this Agreement.

12.2	This Agreement has ___ original copies and each Party shall hold one original which shall have the same legal effect.

13.	Special Reminder

The Guarantors have already carefully studied and correctly understood this Agreement and the Primary Agreement, the Lenders have provided relevant explanations as required by the Guarantors, and all the Parties hereto do not have any objection to this Agreement and the Primary Agreement.

Lender (Initiating Association):

Tongye Credit Association of Anyang Rural Credit Cooperation Association

Legal (Authorized) Representative: /s/ Wang Wen Feng

Guarantor:

Anyang Hubo Cement Co., Ltd

Legal (Authorized) Representative: [illegible]

Guarantor:

Linzhou Hongqiqu Electrical Carbon Co., Ltd

Legal (Authorized) Representative: /s/ Wang Hai Yu

Execution Date: March 22, 2010

Execution Place: Tongye Credit Association of Anyang Rural Credit Cooperation Association